Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 to the Registration Statement (Form S-4 No. 333-183709 and Nos. 333-183709-001 through 333-183709-284) and related Preliminary Prospectus of Sonic Automotive Inc. for the registration of 7.0% Senior Subordinated Notes Due 2022, Series B and to the incorporation by reference of our report dated March 5, 2012, except for Notes 1, 2, 5, 7, 9, 12, 13, and 14 (resulting from reclassifications between continuing and discontinued operations) as to which the date is June 25, 2012, with respect to the 2011 consolidated financial statements of Sonic Automotive, Inc. and of our report dated March 5, 2012 with respect to the effectiveness of internal control over financial reporting of the Company included in the Current Report on Form 8-K dated June 25, 2012 filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Charlotte, North Carolina

December 5, 2012